Exhibit 23.3
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in Registration Statement Nos. 333-132795 and 333-143274 on Form S-8 of our report dated March 27, 2008, relating to the consolidated financial statements of XTAR L.L.C. and subsidiary appearing in this Annual Report on Form 10-K/A of Loral Space & Communications Inc. for the year ended December 31, 2007.
/s/  DELOITTE & TOUCHE LLP
New York, NY
August 11, 2008